Exhibit 99.1

News

For Immediate Release

EP Energy Announces Permian Drilling Joint Venture and Acceleration of Wolfcamp Program Development
HOUSTON, TEXAS, January 26, 2017—EP Energy Corporation (NYSE:EPE) today announced it has, through a subsidiary, entered into a drilling joint venture with private capital investor Wolfcamp Drillco Operating L.P. (Investor), to fund future oil and natural gas development in its Wolfcamp program.
Drilling Joint Venture highlights

•	Up to a 150 well program in two 75 well tranches

•	Investor funds approximately $450MM for 60 percent of drilling, completion and equipping costs over the life of the program

•	Investor earns 50 percent working interest in each farmout well in the completed Wolfcamp interval

•	Significantly enhances program economics with well-level IRRs of more than 80 percent

•	Further illuminates Wolfcamp acreage value of approximately $20,000 per acre

•	EP Energy operates all wells in the program

“We are pleased to announce our Permian drilling joint venture, which will enable us to accelerate the development of our largest strategic asset in a balance sheet friendly manner,” said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation. “During the past year, we significantly increased the value of our Wolfcamp asset with improved well performance, a lower cost structure and reduced royalty rates. This new capital commitment further improves and illuminates the acreage value of our Wolfcamp program.”
The Investor is participating in the development of an up to 150 well program in two separate 75 well tranches in areas of the company’s acreage, including Reagan and Crockett Counties.

The Investor will fund 60 percent of the drilling, completion and equipping costs in exchange for a 50 percent working interest in the joint venture wells. Once the Investor achieves a 12 percent internal rate of return on its invested capital in each tranche, its working interest will revert to 15 percent. EP Energy will retain operational control of the joint venture assets. The first wells under the joint venture began production in January 2017.
Wolfcamp Drillco Operating L.P. is managed by, and its equity is owned by, affiliates of Apollo Global Management LLC, affiliates, of which beneficially own approximately 45 percent of EP Energy’s common stock and have representatives on its board of directors. The transaction was approved by the disinterested members of the EP Energy’s board of directors.
About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas. EP Energy is active in key phases of the E&P value chain-acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward‐looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward‐looking statements made herein or any other forward‐looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact
Investor and Media Relations
Bill Baerg
713-997-2906
bill.baerg@epenergy.com